Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors
Banco Latinoamericano de Exportaciones, S.A.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of 2,000,000 shares of Class E Common Stock, no par value of Banco Latinoamericano de Exportaciones, S.A. (the “Company”) of our report dated February 1, 2005 included in the Company’s Form 20-F for the year then ended December 31, 2004. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

February 3, 2006
Panama, Republic of Panama